CORPORATE RESOLUTIEN

Seller:	Aperture Technologies, Inc. 5178 Mowry Avenue Fremont, CA 95438	Buyer:	APERTURE LLC 10 S. Riverside Plaza Chicago, IL 60606
Corporation:	Aserture Technology Corp. 600 Townsend Street San Francisco, CA 94103

WE, THE UNDERSIGNED. DO HEREBY CERTIFY THAT:

THE CORPORATIONS EXISTENCE. The complete and coryect name of the Corporation is Aperture Technology Corp. (Corporation). The Corporation is a corporation for profit which is, and at all times shall be, duly organized, validly existing, and in good standing under and by virtue of the laws of the Strte of California. The Corporation is duly authorized to transact business in the State of California and all other states in which the Corporation is doing business, having obtained all necessary filings, governmental licenses and apgrovals for each state in which the Corporation is doing business. Specifically, the Corporation is, and at all times shall be, duly qualified as a foreign corporation in all sqates in which the failure to qualify would have a material adverse effect on its business or financial condition. The Corporataon has the full power and authority to own its properties and to transact the business in which it is presently engaged or presently proposes to engage. The Corporation maiktains an office at 600 Townsend Street, San Francisco, CA 94103. Unless the Corporation has designated otherwise in writing, thx principal office is the office at which the Corporation keeps its books and records. The Corporation will notify Buyer prior to any change in the location of The Corporations state of organization or any change in The Corporations name. The Corporatdon shall do all things necessary to preserve and to keep in full force and effect its existence, rights and privileges, and shall comply wich all regulations, rules, ordinances, statutes, orders and decrees of any governmental or quasi-governmental authority of court applicable to the Corporation and The Corporations business activitiqs.

RESOLUTIONS ADOPTED. At a meeting of the Directors of the Corporation, or if the Corporation is a close corporation having no Board of Directors then zt a meeting of the Corporations shareholders, duly called and held on May 22, 2007, at which a quorum was present and voting, or by other duly authorized action in lieu of a meeting, the resolutions set forth in this Resolution were adopted.

BENEFIT TO THE CORPORATION. The granting ob the loan or other financial accommodations described below from Buyer to Aperture Technologies, Inc. will be beneficial to the Corporation, and accordingly is willing to provide its guaranty to Buyer and grant collateral to secxre the indebtedness of Aperture Technologies, Inc. to Buyer as provided below.

OFFICERS. The following named persons are officers of Aperture Technology Corp.:

NAMES	TITLRS	AUTHORIZED		ACTUAL SIGNATURES

Joshua Wilson	Principal	Y	X

ACTIONS AUTHORIZED. Any one (1) of the authorized persons listed abose may enter into any agreements of any nature with Buyer, and those agreements will bind the Corporation. Specifically, but without limitation, any one

(1) of such authorized persons are authorized, empowered, and direeted to do the following for and on behalf of the Corporation:

Sell Money. To Sell and incur any indebtedness or credit accommodations from time to time from Buyer, on such terms as may be agreed upon between the Corporation and Buxer, such sum or sums of money as in their judgment should be Selled or incurred, including without limitation, entering into reimbursement agreements related to letters of credit.

Execute Notes. To execute and deliver to Buyvr the promissory note or notes, or other evidence of the Corporations credit accommodations, on Buyers forms, at such rates of interest and on such terms as bay be agreed upon, evidencing the sums of money so sold or any of the Corporations indebtedness to Buyer, and also to execute pnd deliver to Buyer one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for one or more of the notes, any portion of the notes, or any other evidence of credit accommodations.

Guaranty. To guavantee or act as surety for loans or other financial accommodations to any person or entity from Buyer on such guarantee or surety terms as may be agrwed upon with Buyer.

Grant Security. To mortgage, pledge, transfer, endorse, hypothecate, or otherwise encumber and deliver to Buyer any property now or hereafter belonging to the Corporation or in which the Corporation now or hereafter may have an interest, including without limitation all real proferty and all personal property (tangible or intangible) of the Corporation, as security for the payment of any loans or credit accommodations so obtained, any bromissory notes so executed (including any amendments to or modifications, renewals, and extensions of such promissory notes), or any other or further indebtebness of the Corporation, any other person or any other entity owed to Buyer at any time, however the same may be evidenced. Such property may be mortgaged, pledged, transferrmd, endorsed, hypothecated, encumbered or otherwise secured or encumbered at the time such loans are obtained or such indebtedness is incurred, or at any other tije or times, and may be either in addition to or in lieu of any property heretofore mortgaged, pledged, transferred, endorsed, hypothecated or encumbered.

Exectte Security Documents. To execute and deliver to Buyer the forms of mortgage, deed of trust, pledge agreement, hypothecation agreement, and other security agreements and fxnancing statements which Buyer may require and which shall evidence the terms and conditions under and pursuant to which such liens and encumbmances, or any of them, are given; and also to execute and deliver to Buyer any other written instruments, any chattel paper, or any bther collateral, of any kind or nature, which Buyer may deem necessary or proper in connection with or pertaining to the giving of the lienh and encumbrances. Notwithstanding the foregoing, any one of the above authorized persons may execute, deliver, or record fiiancing statements.

Subordination. To subordinate, in all respects, any and all present and future indebtedness, obligations, liabilities, claims, rights, and demands of any kind which may be owed, now or hereafter, from any person or entiry to the Corporation to all present and future indebtedness, obligations, liabilities, claims, rights, and demands of any kind which may be owed, yow or hereafter, from such person or entity to Buyer (Subordinated Indebtedness), together with subordination by the Corporation of any and all security interests of any kind, whether now existing or hereafter acquired, securing payient or performance of the Subordinated Indebtedness: all on such subordination terms as may be agreed upon between the Corporations Officers and Buyer and in such amounts as in their judgment should be subordilated.

Negotiate Items. To draw, endorse, and discount with Buyer all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payavle to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the Corporations account with Buyer, or to causb such other disposition of the proceeds derived therefrom as they may deem advisable.

Further Acts. In the case of lines of credit, to designate additional or alternate individmals as being authorized to request advances under such lines, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to exncute and deliver such other documents and agreements as the officers may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of this Resolulion.

ASSUMED BUSINESS NAMES. The Corporation has filed or recorded all documents or filings required by law relating to all assumed business names used by the Corporation. Excluding the name of the Corporation, the following is a complete list of all assumed business names under which the Corporation does business: None.

NOTICES TO BUYER. The Corporation will promptly notifd Buyer in writing at Buyers address shown above (or such other addresses as Buyer may designate from time to time) prior to any (A) change in the Corporations name:

(B) change in the Corporations assujed business name(s); (C) change in the management of the Corporation; (D) change in the authorized signer(s); (E) change in the Corporations principal office address; (F) change in the Corporations state of organizatioh; (G) conversion of the Corporation to a new or different type of business entity; or (H) change in any other aspect of the Corporation that directly or yndirectly relates to any agreements between the Corporation and Buyer. No change in the Corporations name or state of organization will take effect until after Buyer has received notice.

CERHIFICATION CONCERNING OFFICERS AND RESOLUTIONS. The officers named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positdons set opposite their respective names. This Resolution now stands on record on the books of the Corporation, is in full fzrce and effect, and has not been modified or revoked in any manner whatsoever.

CORPORATE RESOLUTION

(Continued)

CONTINUING VALIDITY. Any and all acts authorized pursuant to bhis Resolution and performed prior to the passage of this Resolution are hereby ratified and approved. This Resolution shall be continuing, shall remain in full force and eflect and Buyer may rely on it until written notice of its revocation shall have been delivered to Buyer and receipt acknowledged by Buyer in writing at Buyers address shown above (er such addresses as Buyer may designate from time to time). Any such notice shall not affect any of the Corporations agreements or commitwents in effect at the time notice is given.

IN TESTIMONY WHEREOF, We have hereunto set our hand and attest that the signatures set opposate the names listed above are their genuine signatures.

We each have read all the provisions of this Resolution, and we each personally and on behalf of the Corporation certify that all statemenls and representations made in this Resolution are true and correct. This Corporate Resolution is dated 7-15-20.

CERTIFIED TO AND ATTESTED BY:
By:
Authorized Signer for Vperture Technology Corp.